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                                                                    Exhibit 10.1


                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (this "Agreement") is made as of the 16th day of April, 2004, by and between Glowpoint, Inc., a Delaware corporation ("Buyer") and Tandberg, Inc., a Delaware corporation ("Tandberg" and, together with its wholly owned subsidiary, Network Systems, LLC ("Network"), referred to herein as "Seller").


                              W I T N E S S E T H:

         WHEREAS, Seller desires to sell, and Buyer desires to purchase, certain assets and rights (collectively, the "Assets") owned or used by Seller in the business (the "Business") currently conducted by Network, upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, as consideration for such asset sale and purchase, (i) Buyer shall pay Seller the sum of $1.00 in cash, and (ii) Buyer shall assume certain liabilities of Seller, upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, agreements, representations, warranties, and covenants herein contained, the parties hereby agree as follows:

                                   1. Closing

         1.1 Closing Date. The closing (the "Closing") of the transactions contemplated hereby shall be held on the date hereof (the "Closing Date") at the offices of counsel to Buyer, Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104, or on such other date or at such other location as may be mutually agreed upon by the parties.

         1.2 Sale of Assets. At the Closing, Seller shall sell to Buyer, free and clear of all liens, mortgages, security interests, encumbrances, pledges, charges, restrictions on transfer, or adverse claims (collectively, "Liens"), and Buyer shall buy from Seller, all of Seller's right, title and interest in the Assets, including, without limitation, the following:

         (a) Seller's entire right, title and interest in, to and under all of Seller's network services customer contracts, agreements, arrangements and other commitments, oral or written, with any customer (each, a "Customer") of the Business (collectively, the "Customer Contracts");

         (b) computer equipment and other tangible property used in the Business, including two Tandberg Codecs in good operating condition, and any related documentation and user materials necessary to support the Customer Contracts, and Seller's rights under all related warranties;




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         (c) all intellectual property owned by Seller relating to the NuVision brand, whether now in existence or in development stage, including, without limitation, all United States, international or foreign:

                 (i) patents, patent applications and statutory invention registrations, including reissuances, divisions, continuations, continuations in part, extensions and reexaminations thereof, all inventions, and rights provided by international treaties or conventions with respect to the foregoing, and all improvements thereto;

                 (ii) trademarks, service marks, trade dress, logos, proprietary icons, trade names, corporate names, internet domain names and other source identifiers (whether or not registered) including all common law rights therein, and registrations and applications for registration therefor, all rights provided by international treaties or conventions with respect to the foregoing, and all reissuances, extensions and renewals and all goodwill associated therewith;

                 (iii) confidential and proprietary information, including trade secrets, technology, technical data, know-how, formulae, databases, research, product plans, markets, developments, inventions, discoveries, processes, formulas, algorithms, designs, drawings, business strategies and customer and supplier lists; and

                 (iv) all other proprietary rights, in each case, whether owned or leased;

         (d) Seller's entire right, title and interest in, to and under (i) Seller's contracts with MCI Corporation, AT&T Corporation and Sprint Communications relating to the Business (collectively, the "Vendor Contracts") and (ii) Seller's agreement with Macrologic (the "Ancillary Agreement");

         (e) The pro-rata portion of all prepayments relating to the Assets received by Seller prior to the Closing for amounts due with respect to such Assets after the Closing;

         (f) all rights of Seller under express or implied warranties relating to the Assets;

         (g) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind relating to the Assets and arising on or after or otherwise relating to the period commencing on the Closing Date;

         (h) all existing business and marketing records relating to the Assets, including accounting and operating records, asset ledgers, inventory records, budgets, databases, event calendars, information and data respecting leased or owned equipment, files, books, correspondence and mailing lists, creative, promotional and advertising materials and brochures, and other business records; and

         (i) all media, including, without limitation disks, tapes and compact discs, and other tangible property necessary for the transfer of the Assets from Seller to Buyer pursuant to the terms and conditions of this Agreement.



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         Without limitation of the foregoing, or the definition of "Assets"
contained herein, Schedule 1.2 hereto sets forth a description of specific Assets that are being transferred pursuant to this Agreement.

         1.3 Bill of Sale. The sale and delivery of the Assets shall be effected by a Bill of Sale and Assignment and Assumption Agreement in substantially the form of Exhibit A (the "Bill of Sale") and such endorsements, assignments and other instruments of transfer and conveyance, agreements, and documents reasonably satisfactory in form and substance to Buyer and its counsel as may be requested by Buyer.

         1.4 No Other Liabilities or Obligations Assumed. Schedule 1.4 sets forth the liabilities of Seller to be assumed by Buyer as of the Closing (the "Assumed Liabilities"), which Assumed Liabilities Buyer hereby assumes. Except as specifically set forth in Schedule 1.4, Buyer expressly does not, and shall not, assume or be deemed to have assumed under this Agreement or by reason of any transaction contemplated hereunder or otherwise, any debts, liabilities (contingent or otherwise) or obligations of Seller of any nature whatsoever, whether the same are direct or indirect, fixed or contingent, or known or unknown, whether arising under an agreement or contract or otherwise. Notwithstanding any other provision of this Agreement, the Assumed Liabilities shall not include (a) any debts, liabilities (contingent or otherwise) or obligations of Seller with respect to those Assumed Liabilities referred to in this Section arising out of any contract, agreement, commitment or lease (i) required to be listed but not listed on Schedule 1.4 hereto regardless of any knowledge thereof on the part of Buyer or (ii) the benefits of which are not validly assigned to Buyer, or (b) any liabilities or obligations of Seller (whether direct or indirect, contingent or otherwise) relating to Seller's employees or arising (i) under or in connection with any employee benefit plan or (ii) under Title IV or Section 302 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Section 412 of the Internal Revenue Code of 1986, as amended (the "Code") or Section 4980B of the Code. Seller shall, and hereby covenants to Buyer that it will as of the Closing Date or when due, satisfy all of its liabilities or obligations that are not Assumed Liabilities.

         1.5  Purchase Price; Allocation.

         (a) Purchase Price. The consideration to be paid by Buyer for the Assets shall consist of:

              (i) The sum of One Dollar ($1.00); and

              (ii) Buyer's assumption of the Assumed Liabilities.

         (b) Allocation. Within 30 days following the Closing Date, Buyer shall prepare and finalize a schedule setting forth an allocation of the consideration described in Section 1.5(a) among the Assets (the "Allocation Schedule"). Each party agrees to report the transactions contemplated hereby for federal income tax and all other tax purposes (including, without limitation, for purposes of Section 1060 of the Code) in a manner consistent with the Allocation Schedule, and in accordance with all applicable rules and regulations, and to take no position inconsistent with the allocation set forth therein in any administrative or judicial examination or other proceeding. Each of Buyer and Seller shall timely file the appropriate forms in accordance with the requirements of Section 1060 of the Code and this Section.


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         1.6 Excluded Assets. Anything to the contrary notwithstanding, the
Assets shall not include any of the following rights, properties or assets (the "Excluded Assets"):

             (a) This Agreement, and any of the other documents to be executed in connection herewith (collectively, the "Other Transaction Documents"), or any right, title or interest of Seller hereunder or thereunder;

             (b) All cash, cash equivalents, bank accounts and letters of credit of or for the benefit of Seller;

             (c) All accounts receivable related to the Assets and arising prior to the Closing;

             (d) All real property and all leasehold interests related to the Assets;

             (e) Any records relating to the internal governance of Network;

             (f) Credits from Vendors to the extent relating to the period prior to the Closing Date; or

             (g) Claims set forth in Network Systems LLC vs. American Whole Health.

                  2. Representations and Warranties of Seller

         Seller hereby represents and warrants to Buyer as follows:

             2.1 Organization and Standing. Tandberg (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) has full right, power and authority to enter into and perform and do all things contemplated under this Agreement and the Other Transaction Documents necessary to give effect to the provisions of this Agreement and such Other Transaction Documents. Network is a duly constituted, validly existing Delaware limited liability company and has all necessary authority to own and lease the Assets and to carry on and operate the Business as now being conducted and proposed to be conducted by it under existing agreements, (c) is duly qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of the Assets or nature of the Business requires such qualification, and (d) does not own any of the Assets, and does not conduct any of the Business, through any other corporation, limited liability company, partnership or other entity.

             2.2 Authorization and Binding Obligations. The execution, delivery and performance by Seller of this Agreement and the Other Transaction Documents have been duly and validly authorized by all necessary corporate action. This Agreement and the Other Transaction Documents have been duly executed and delivered by Seller and constitute valid and binding agreements of Seller, enforceable in accordance with their respective terms, except as their enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.





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             2.3 No Contravention. The execution, delivery and performance of this Agreement and the Other Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof by Seller do not (a) violate any provision of the certificate of incorporation or bylaws of Seller, (b) conflict with, result in the breach of, or constitute a default under, or result in the creation of any Lien upon any of the Assets, or require any authorization, consent, approval, exemption or other action by or notice to any third party, court or other governmental or administrative body, under the provisions of any agreement or other instrument to which Seller is a party or by which any of the Assets are bound or affected or (c) violate any laws, regulations, orders or judgments applicable to Seller.

             2.4 Compliance with Laws. Seller has complied with, and is now in compliance with, all laws, rules, regulations, orders, judgments and decrees of any governmental, regulatory or administrative body, agency or authority, or any court or judicial authority (each, an "Authority") applicable to the Business. Seller possesses each franchise, license, permit, authorization, certification, consent, variance, permission, order or approval of or from any Authority, and has filed all filings, notices or recordings with any such Authority (collectively, "Licenses") material to, or necessary for the conduct of, the Business and is now and, has at all times in the past, been in compliance with each of such Licenses. Each such License is identified on Schedule 2.4. No proceeding or other action is pending or, to the best knowledge of Seller, threatened to revoke, amend, or limit any License, and Seller has no basis to believe that any such proceeding or action would result from the consummation of the transactions contemplated by this Agreement or by the Other Transaction Documents, or that any such License would not be renewed in the ordinary course.

             2.5 Tax Matters. Except as set forth on Schedule 2.5, Seller has, within the times and in the manner prescribed by law, filed all required tax returns, including sales and use tax returns, has paid or provided for all taxes, including sales and use taxes owed by Seller, with respect to the Assets (whether or not shown on any tax return to be due and owing by it), has paid or provided for all deficiencies or other assessments of taxes, interest or penalties owed by it, and all such tax returns were correct and complete in all material respects when filed. No taxing Authority has asserted, or will successfully assert, any claim for the assessment of any additional taxes of any nature with respect to any periods covered by any such tax returns, and all taxes or other charges required to be withheld or collected by Seller with respect to the Assets have been duly withheld or collected and, to the extent required, have been paid to the proper taxing Authority or properly segregated or deposited as required by law.

             2.6 Litigation. Except as set forth on Schedule 2.6, there is no pending or, to the best knowledge of Seller, threatened adverse claim, dispute, governmental investigation, suit, action, arbitration, legal, administrative or other proceeding of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise affecting the Assets.



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             2.7 Agreements.

             (a) Schedule 2.7(a) sets forth a true and complete list of the Customer Contracts, the Vendor Contracts and the Ancillary Agreement. True and complete copies of each such contract have been delivered to Buyer.

             (b) To the best knowledge of Seller, each such contract is the valid and binding obligation of the other contracting party, enforceable in all material respects in accordance with its terms against the other contracting party, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws and by general principles of equity, has not been cancelled in whole or in part and is in full force and effect.

             (c) Except as set forth on Schedule 2.7(c), Seller has fulfilled all material obligations required to have been performed by it prior to the date hereof with respect to each such contract, and Seller has no reason to believe that the other contracting party will not be able to fulfill all of its or his obligations when due in respect thereof.

             (d) To the best knowledge of Seller, no other contracting party to any such contract is now in breach thereof, and there are not now, nor have there been in the twelve (12) month period prior to the date hereof, any material disputes between Seller and any other contracting party.

             (e) Seller shall use its best efforts to ensure that each such contract shall be validly assigned to Buyer at Closing.

             (f) Seller is not a party to, or bound by, any agreement or commitment that restricts the conduct of the Business anywhere in the world.

             (g) Schedule 2.7(g) sets forth a true and complete list of each proposed agreement, commitment, arrangement, or other understanding under current discussion between Seller and any third party that would, or reasonably could be expected to, be required to be disclosed pursuant to any provision of this Agreement, if same had been executed prior to and remained in effect as of the date hereof. True and complete copies of the most recent draft of each such agreement and all other documents evidencing the current state of such discussions have been delivered to Buyer.

             2.8 Customers. Schedule 2.8 lists all customers (the "Customers") of the Business with whom Seller has done business within twelve (12) months prior to the Closing Date. Except as set forth on Schedule 2.8, none of the Customers has prepaid its account in whole or in part or otherwise provided any kind of credit to Seller with respect to services to be delivered by Seller at any time following the Closing Date.

             The relationships of Seller with the persons listed in Schedule 2.8 are good commercial working relationships, and, except as listed on Schedule 2.8, no such person has canceled or otherwise terminated, or threatened to cancel or terminate, its relationship with Seller, or decreased or limited materially, or threatened to decrease or limit materially, its business done with Seller, and Seller has no reason to believe that any such person would not continue its business relationship with Buyer following the Closing on substantially the same terms as such person has heretofore done business with Seller.





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             2.9 Tangible Property. Except as set forth on Schedule 2.9, Seller has good and marketable title to each item of tangible personal property that is an Asset, free and clear of all liens and other encumbrances, and, with immaterial exceptions, each such item of tangible personal property is in good operating condition and repair, ordinary wear and tear excepted, and useable in the ordinary course of business. Schedule 2.9 contains a complete and accurate list setting forth a description of each item of tangible property that is an Asset, and describes the nature of Seller's interest in any property listed thereon that is not owned entirely by Seller free and clear of any Lien. Except as set forth on Schedule 2.9, Seller has not granted, transferred, or assigned any right, title or interest in or to any Asset to any person or entity.

             2.10 Intellectual Property.

             (a) Seller owns, Buyer shall receive at Closing, and Seller's intellectual property includes, all assets described in Section 1.2(c) used by Seller in the Business.

             (b) Seller has promulgated and used best efforts to protect the trade secrets of the Business. There has been no material unauthorized disclosure of any trade secrets of the Business by any person or entity.

             (c) No intellectual property right or other claims have been asserted by any person or entity to the use of any Asset, and Seller is not aware of any valid basis for any such claim. To the best knowledge of Seller, the use of any Asset by Seller does not infringe on the intellectual property rights or other rights of any person or entity.

             (d) As of the Closing Date, all intellectual property purchased by Buyer pursuant to this Agreement is and shall be useable in the same form as on the Closing Date, under the same circumstances as on the Closing Date, and in the ordinary course of the Business as such business actually has been operated prior to the Closing Date.

             (e) Seller (i) has good and marketable title to each intangible Asset, including, but not limited to, each item of intellectual property used in and material to, or necessary for the operation of, the Business, free and clear of any Lien, and (ii) is the sole and rightful owner of all right, title and interest in and to each intangible Asset, and has the unrestricted right to market, license and otherwise exploit each intangible Asset.

             2.11 Certain Transactions. Since December 31, 2003, Seller has not:

                  (i) suffered any change, event or condition that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect upon the Business or Seller's ability to consummate the transactions contemplated herein;

                  (ii) sold, transferred, leased, assigned or otherwise disposed of any Asset of the Business, except in the ordinary course of business, consistent with past custom and practice;


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                  (iii) made any tax election or settled or compromised any
             federal, state, local or other tax liability either not in accordance with past practice, or which has had or could reasonably be expected to have a material adverse effect upon the Assets, except as set forth on Schedule 2.11(iii);

                  (iv) taken any action that was intended or may reasonably be expected to result in any of the representations and warranties set forth in this Agreement being or becoming untrue;

                  (v) except in the ordinary course of business consistent with past practice and custom, created, renewed, amended or terminated or given notice of a proposed renewal, amendment of termination of, any Customer Contracts, Vendor Contract or any other material contract, agreement or lease by which any of the Assets are bound; or

                  (vi) agreed to do any of the foregoing.

             2.12 No Undisclosed Liabilities. Except as set forth on the Schedules to this Agreement, Seller has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other with respect to the Assets.

             2.13 Accounts Payable. Seller has provided Buyer with an accurate and complete breakdown and aging of all accounts payable of Seller with respect to the Customer Contracts, the Vendor Contracts and the other Assets as of the Closing Date.

             2.14 Assets. Except for the Excluded Assets, the Assets are all of the assets, properties, goodwill, and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, wherever located, used in and material to, or necessary for the operation of, the Business.

             2.15 Brokers or Finders. Seller has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Other Transaction Documents or any transaction contemplated hereby or thereby. Seller shall indemnify and hold Buyer harmless with respect to any claim by any broker, agent, or finder claiming to have acted on behalf of Seller, respecting the subject matter hereof.

                   3. Representations and Warranties of Buyer

         Buyer represents and warrants to Seller as follows:

             3.1 Organization and Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate right, power and authority to enter into and perform and do all things contemplated under this Agreement and the Other Transaction Documents to which it is a party necessary to give effect to the provisions of this Agreement and such Other Transaction Documents.




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             3.2 Authorization and Binding Obligations. The execution, delivery and performance by Buyer of this Agreement and the Other Transaction Documents to which Buyer is a party have been duly and validly authorized by all necessary corporate action. This Agreement and the Other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as their enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

             3.3 No Contravention. The execution, delivery and performance of this Agreement and the Other Transaction Documents to which Buyer is a party, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof by Buyer do not (a) violate any provision of the certificate of incorporation or bylaws of Buyer, (b) conflict with, result in the breach of, or constitute a default under, or require any authorization, consent, approval, exemption or other action by or notice to any third party, court or other governmental or administrative body, under the provisions of any agreement or other instrument to which Buyer is a party or by which the property of Buyer is bound, or (c) violate any laws, regulations, orders or judgments applicable to Buyer.

             3.4 Brokers or Finders. Buyer has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Other Transaction Documents or any transaction contemplated hereby or thereby. Buyer shall indemnify and hold Seller harmless with respect to any claim by any broker, agent, or finder claiming to have acted on behalf of Buyer respecting the subject matter hereof.

                      4. Closing Conditions and Deliveries

             4.1 Conditions to Buyer's Obligations. The obligations of Buyer under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, except such conditions as may be waived by
Buyer:

             (a) Delivery of Other Transaction Documents. Seller shall have delivered to Buyer the following Other Transaction Documents, duly executed by the Seller:

                 (i) the Bill of Sale and Assignment and Assumption Agreement;
             and

                 (ii) such other instruments of sale, transfer, conveyance or assignment as Buyer and its counsel reasonably shall have requested prior to the Closing Date for the sale, transfer, conveyance and assignment of the Assets to Buyer.

             (b) Secretary's Certificate. Tandberg shall have delivered to Buyer a certification of the secretary of Tandberg, dated the Closing Date, (i) attaching resolutions of the board of directors of Tandberg in connection with the authorization and approval of the execution, delivery and performance by Tandberg of this Agreement and the Other Transaction Documents to which Tandberg is a party, certified as being in full force and effect as of the Closing Date; and (ii) setting forth the incumbency of the officers of Tandberg who have executed and delivered this Agreement and each of the Other Transaction Documents to which Tandberg is a party, including therein a signature specimen of each such officer.




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             (c) Good Standing Certificate. Network shall have delivered to
Buyer a certificate, dated as of the Closing Date or within three (3) Business Days prior to the Closing Date, executed by the proper official, as to the good standing of Network in State of Delaware.

             (d) Consents. Seller shall have delivered to Buyer all written consents which are required under any contract or agreement being assigned to Buyer hereunder; provided, however, that as to any such contract or agreement the assignment of which by its terms requires prior consent of any of the parties thereto, if such consent is not obtained prior to or on the Closing Date, Seller shall take all actions reasonably necessary to obtain such consents.

             4.2 Conditions to Seller's Obligations. The obligations of Seller under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, except such conditions as may be waived by
Seller:

             (a) Other Transaction Documents. Buyer shall have delivered to Seller the Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer.

             (b) Secretary's Certificate. Buyer shall have delivered to Seller a certification of the secretary of Buyer, dated the Closing Date, (i) attaching resolutions of the board of directors of Buyer in connection with the authorization and approval of the execution, delivery and performance by Buyer of this Agreement and the Other Transaction Documents to which Buyer is a party, certified as being in full force and effect as of the Closing Date; and (ii) setting forth the incumbency of the officers of Buyer who have executed and delivered this Agreement and each of the Other Transaction Documents to which Buyer is a party, including therein a signature specimen of each such officer.

                               5. Indemnification

             5.1 Indemnification by Seller. Seller shall indemnify and hold harmless Buyer, its successors and assigns, at all times after the Closing Date, against and in respect of:

             (a) Liabilities of Seller. Other than liabilities expressly assumed by Buyer as provided in Section 1.4 of this Agreement, all liabilities and obligations of Seller of any kind or nature whatsoever relating to Seller, whether accrued, absolute, fixed, contingent or otherwise, known or unknown;

             (b) Misrepresentations. Any damage, loss, cost, expense or liability (including reasonable attorneys' fees) resulting to Buyer from any false, misleading or inaccurate representation, breach of warranty or non-fulfillment of any agreement or condition on the part of Seller under this Agreement or any Other Transaction Document to which Seller is a party or from any misrepresentation in or any omission from any certificate, schedule or other instrument furnished or to be furnished to Buyer hereunder;

             (c) Taxes. Any tax, including any use or sales tax, for which Seller is or may be liable in respect of the Assets prior to the Closing;



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             (d) Conduct of Business. Except as set forth on Schedule 5.1(d), any claim arising out of or in connection with the conduct of the Business prior to the Closing; and

             (e) Actions and Suits. All claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing.

             5.2 Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller, at all times after the Closing Date, against and in respect of:

             (a) Assumed Liabilities. All Assumed Liabilities;

             (b) Misrepresentations. Any damage, loss, cost, expense or liability (including reasonable attorneys' fees) resulting to Seller from any false, misleading or inaccurate representation, breach of warranty or non-fulfillment of any agreement or condition on the part of Buyer under this Agreement or any Other Transaction Document to which Buyer is a party or from any misrepresentation in or any omission from any certificate or other instrument furnished or to be furnished to Seller hereunder;

             (c) Taxes. Any tax, including any use or sales tax, for which Buyer is or may be liable in respect of the Assets subsequent to the Closing;

             (d) Conduct of Business. Any claim arising out of or in connection with the conduct of the Business subsequent to the Closing; and

             (e) Actions and Suits. All claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing.

                         5.3 Indemnification Procedure.

             (a) A party that may be entitled to indemnification pursuant to
Section 5.1 or 5.2 (the "Indemnitee") shall promptly give written notice (a "Notice of Claim") to the party liable for such indemnification (the "Indemnitor"). A Notice of Claim shall set forth (a) a description, in reasonable detail, of the facts and circumstances with respect to the subject matter of such claim or potential claim for indemnification, and (b) the anticipated total amount of the indemnification claim (including any costs or expenses which have been or may be reasonably incurred in connection therewith). Upon receipt of a Notice of Claim, the Indemnitor may elect to cure the circumstances giving rise to the indemnification claim (the "Event of Loss") within thirty (30) days after the date of receipt of the Notice of Claim. If such cure cannot be effected within such 30-day period, payment of the amount of actual damage, loss, cost, expense or liability (including reasonable attorneys' fees) (collectively, "Damages") due to the Indemnitee as set forth in the Notice of Claim shall be made by Indemnitor no later than the thirtieth (30th) day after the date of the Notice of Claim (or such later date as the Indemnitor receives written notice that the Indemnitee has suffered Damages). The Indemnitee's failure to give prompt notice or to provide copies of documents or to furnish relevant data shall not constitute a defense (in whole or in part) to any claim by the Indemnitee against the Indemnitor for indemnification, except and only to the extent that such failure shall have caused or increased such liability or adversely affected the ability of the Indemnitor to defend against or reduce its liability.

             (b) If the Indemnitor shall reject any Damages as to which a Notice of Claim is sent by the Indemnitee, the Indemnitor shall give written notice of such rejection to the Indemnitee within thirty (30) days after the date of receipt of the Notice of Claim.

             (c) If any Notice of Claim relates to any claim made against an Indemnitee by a third person, the Notice of Claim shall state the nature, basis and amount of such claim. The Indemnitor shall have the right, at its election, by written notice to the Indemnitee, to assume the defense of the claim as to which such notice has been given. Except as provided in the next sentence, if the Indemnitor so elects to assume such defense, it shall diligently and in good faith defend such claim and shall keep the Indemnitee reasonably informed of the status of such defense, and the Indemnitee shall cooperate fully with the Indemnitor in the defense of such claim, provided that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, the Indemnitee shall have the right to approve the settlement, which approval shall not be unreasonably withheld or delayed. If the Indemnitor does not so elect to defend any claim as aforesaid or shall fail to defend any claim diligently and in good faith (after having so elected), the Indemnitee may assume the defense of such claim and take such other action as it may elect to defend or settle such claim as it may determine in its reasonable discretion, provided that the Indemnitor shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

                           6. Post-Closing Covenants

             6.1 Further Assurances; Cooperation. The parties shall, at any time, and from time to time, after the Closing Date, execute and deliver such further instruments of conveyance and transfer and take such additional action as may be reasonably necessary to effect, consummate, confirm or evidence the transactions contemplated by this Agreement and the Other Transaction Documents, including, without limitation (i) inventorying and listing of the Assets, (ii) using their best efforts to obtain any third party consents not obtained as of the Closing Date, (iii) filing of tax returns, including, without limitation, the filing of sales and use tax returns and notices as any party hereto may reasonably require, and (iv) cooperating to facilitate the transition of Customers of the Business to Buyer.

             6.2 Delivery of Assets; Additional Assets. (a) Seller agrees that it will transfer or make available to Buyer, promptly after the receipt thereof, any property that Seller receives after the Closing Date in respect of the Assets transferred or intended to be transferred to Buyer under this Agreement.

                 (b) To facilitate Buyer's operation of the Business subsequent to the Closing, Seller agrees to make available for purchase by Buyer, at Buyer's option, one Tandberg MCU, one Tandberg gateway and TMS software with sufficient licensing. The purchase price for any of such additional assets shall be equal to Seller's cost for such assets.

             6.3 Transition Services. For a period of 60 days following the Closing or such shorter period as Buyer shall notify Seller (the "Transition Period"), Seller shall maintain, at the expense of the Business, all employees, premises and infrastructure related to the Assets, except as otherwise agreed by the parties. During the Transition Period (including any extension thereof pursuant to this Section 6.3), the costs incurred by Seller pursuant to the previous sentence shall be paid as an expense of the Business; provided, however, that Buyer shall receive net income from the Customer Contracts in an amount at least equal to Thirty Thousand Dollars ($30,000.00) per month, calculated on a pro rata basis with respect to the actual duration of the Transition Period. To the extent Buyer does not receive such agreed upon minimum net income from the Customer Contracts in any month during the Transition Period (or the applicable pro rata portion of such minimum net income for the final part of the Transition Period if such part is shorter than a month), Seller shall make up the shortfall by a direct payment to Buyer for such month (or shorter period) no later than 30 days after the end of such month (or such shorter period). Subject to the preceding sentence, all employment-related liabilities arising out of the termination of any employees of the Business, whether terminated before Closing or during or at the end of the Transition Period shall be expenses of the Business; provided, however, that no severance payments to employees of the Business that become employees of Seller or Buyer prior to the end of the Transition Period shall be expenses of the Business; and provided, further that Seller shall promptly reimburse Buyer for any such employment-related liabilities for any employee of the Business that becomes an employee of Seller at any time within twelve (12) months of the date of this Agreement. During the Transition Period, Seller shall remain responsible for all billing and collections related to the Assets. During the Transition Period, Seller and Buyer shall each designate an employee dedicated to the transfer of the Assets and related transfer of information and systems integration to Buyer, including all call center, technical support, marketing and billing information related to the Assets. During the Transition Period, Seller shall afford Buyer's employees and other authorized representatives, access during normal business hours to Seller's employees related to the Assets in order to effectuate the transfer of the Assets. Buyer shall conduct these activities in a reasonable manner during regular business hours using reasonable efforts to minimize interferences to the business operations of Seller. Seller shall undertake to promptly and completely provide all disclosures requested by Buyer or its agents. Buyer shall have the right, upon written notice within 30 days following the Closing, at Buyer's expense, to cause Seller to use its good faith efforts to extend its maintenance of, and Buyer's access to (as described in this Section 6.3), Seller's employees related to the Assets for an additional period of 60 days following the Transition Period. At any time during the Transition Period, Buyer shall have the right to make offers of employment to employees of the Business.

             6.4 Marketing. Seller shall cooperate with Buyer to develop and jointly market with Buyer to Seller's current ISDN telecommunications Customers a video communications service (the "Service"), including, but not limited to, a package bundling Buyer's IP-based video communications service (the "Glowpoint Service") and Seller equipment and hardware used in connection with the Glowpoint Service. Seller shall use its reasonable best efforts to maintain its Customers and market the Service to its Customers. During the Transition Period and for a period of one year thereafter, Seller shall cooperate with Buyer to issue joint communications to the Customers with respect to the transactions effected by this Agreement and the Service.

             6.5 Exclusivity. (a) (i) Except as set forth in clause (ii) of this
Section 6.5(a), for a period of three years following the Closing (the "Exclusivity Period"), the Glowpoint Service shall be the exclusive IP-based video communications service used by Seller and offered or marketed by Seller to the Customers. During the Exclusivity Period, Buyer shall not offer or market to the Customers video communications hardware manufactured by a competitor of Seller without Seller's prior approval and (ii) the Exclusivity Period shall immediately terminate if and when Buyer, or the Assets acquired by Buyer hereunder, are transferred to a competitor of Tandberg, Inc. set forth on
Schedule 6.5(a)(ii).

             (b) During the Exclusivity Period, Seller shall purchase from Buyer the corporate telecommunication services that Seller currently purchases from AT&T, Sprint and MCI (collectively, the "Vendors"), including through Network, at least the services set forth on Schedule 6.5(b).

             Seller agrees that any services currently acquired by Seller from the Vendors that have committed terms will be kept active for the duration of such terms. If Seller elects to cancel any of such services prior to the expiration of the term, Seller will be responsible for paying any early termination fees incurred by Buyer as a result of such cancellation. During the first year of the Exclusivity Period, the Glowpoint Service shall be offered to Seller at the lower of (i) the lowest rates then offered by Buyer to any customer with lesser or comparable usage volume or (ii) the rates in effect on the Closing Date. Thereafter, Buyer may raise the rates charged to Seller upon providing thirty (30) days written notice to Seller that Buyer's own direct costs for the relevant communications services have increased. Any such increase shall be limited to a percentage increase equal to the percentage increase in Buyer's actual costs for such services.

             6.6 Non-Solicitation; Non-Competition.

             (a) For a period of two (2) years from the Closing Date, Seller shall not, without Buyer's prior written consent, directly or indirectly, (i) solicit the employment of any officer, senior manager or other key employee of Buyer or any subsidiary of Buyer or (ii) hire any officer, senior manager or other key employee whose employment Buyer or any subsidiary of Buyer has terminated within 90 days of such solicitation or hire; provided, however, that this Section 6.6(a) shall not prevent advertisements, solicitations, position listings or notices of employment opportunities that are published or made available to the public or hiring of personnel responding thereto.

             (b) For a period of three (3) years from the Closing Date, Seller shall not, directly or indirectly, for purposes competitive with the Business, call on, solicit, or take away for Seller or for any other person or entity, any person or entity who or that is or was a customer of Buyer or any of Buyer's subsidiaries during such three-year period, or that was a Customer of Seller on the Closing Date.

             6.7 Employee Matters.

             (a) Buyer does not and will not assume the sponsorship of, the responsibility for contributions to, or any liability under or in connection with, any employee benefit plan of Seller relating to employees of the Business. Buyer will in no event be deemed to be a successor employer (within the meaning of Treasury Regulation Section 54.4980B-2) of Seller for purposes of applying the provisions of Section 4980B of the Code following the Closing with respect to any current or former employee of Seller.

             (b) Seller shall be responsible for, and Buyer does not and will not assume, any liability (direct or indirect, contingent or otherwise) that may arise under or in connection with any state or local law similar to the Worker Adjustment and Retraining Notification Act, 29 U.S. Stat. ss. 2010 et. seq., as a result of the transactions contemplated hereby.

                                7. Miscellaneous

             7.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New Jersey, without giving effect to any conflict of law provision (whether of the State of New Jersey or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of New Jersey).

             7.2 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Other Transaction Documents or the transactions contemplated hereby or thereby shall be brought exclusively in either the state courts located in Union County, New Jersey or the United States District Court located in Newark, New Jersey, and each of the parties hereby expressly submits to such jurisdiction and venue of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

             7.3 Survival. Except as otherwise expressly provided herein, the several representations, warranties, covenants, and agreements of the parties contained in this Agreement or in any Other Transaction Document shall be deemed to be material and to have been relied upon by Buyer and Seller notwithstanding any investigation made by Buyer or Seller, shall survive the Closing Date and shall remain operative and in full force and effect for a period of two (2) years following the Closing Date, except insofar as an indemnification claim has been asserted by any party and has not been resolved prior to the end of such two-year period; provided, however, that the representations and warranties of Seller set forth in Section 2.5 shall survive for the period of the applicable statute of limitations, and the respective representations, warranties, covenants and agreements of Buyer and Seller contained in Sections 2.13, 2.15, 3.4, 5, 6, and 7 shall continue without any time limitation.

             7.4 Notices. Any notices authorized to be given hereunder shall be in writing and deemed given, if delivered personally or by overnight courier, on the date of delivery, if a Business Day, or if not a Business Day, on the first Business Day following delivery, or if mailed, three days after mailing by registered or certified mail, return receipt requested, and in each case, addressed, as follows:

                  If to Buyer:

                  Glowpoint, Inc.
                  225 Long Avenue
                  Hillside, New Jersey 07205
                  Attention:  David C. Trachtenberg, President and CEO
                  Facsimile:  (973) 391-9776

                  and a copy to:

                  Morrison & Foerster LLP
                  1290 Avenue of the Americas
                  New York, New York  10104
                  Attention:  Michael J.W. Rennock, Esq.
                  Facsimile:  (212) 468-7900

                  If to Seller:

                  Tandberg Inc.
                  1860 Michael Faraday Drive, Suite 250
                  Reston, Virginia 20190
                  Attention:  Brad Johnston, President
                  Facsimile:  (703) 709-4232

                  and a copy to:

                  Klett, Rooney, Lieber, Schorling, P.C.
                  550 Broad Street, Suite 810
                  Newark, New Jersey  07102
                  Attention:  Steven B. Peri, Esq.
                  Facsimile:  (973) 273-9430

or if delivered by facsimile, on a Business Day before 4:00 p.m. local time of addressee, on transmission confirmed electronically, or if at any other time or day on the first Business Day succeeding transmission confirmed electronically, to the facsimile numbers provided above, or to such other address or facsimile number as any party shall specify to the other, pursuant to the foregoing notice provisions. When used in this Agreement, the term "Business Day" shall mean a day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are generally closed for business.

             7.5 Entire Agreement; Amendments. This Agreement and the Other Transaction Documents (i) set forth the entire agreement of the parties respecting the subject matter hereof, (ii) supersede any prior and contemporaneous understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to such subject matter , and (iii) may not be amended orally, and no right or obligation of any party may be altered, except as expressly set forth in a writing signed by such party.

             7.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all such counterparts shall together constitute but one document.

             7.7 Headings. The section and subsection headings do not constitute any part of this Agreement and are inserted herein for convenience of reference only.

             7.8 Public Announcements. The parties shall, after consultation, issue a joint press release or otherwise make a public statement concerning the transactions contemplated by this Agreement containing disclosure which is mutually agreeable to the parties; provided, however, that prior to the issuance of such press release, neither party shall make any press release or other public statement concerning the matters covered by this Agreement without the approval of the other party, except to the extent that, in the opinion of counsel for the party making the release or statement, such release or statement is required by law or applicable regulation, and shall, in any event, to the extent practicable, permit the other party an opportunity to review any such release or statement prior to dissemination.

             7.9 Waiver. No waiver of a breach of, or default under, any provision of this Agreement shall be deemed a waiver of such provision or of any subsequent breach or default of the same or similar nature or of any other provision or condition of this Agreement.

             7.10 Binding Effect and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns. Neither Seller nor Buyer may assign any obligation under this Agreement except with the prior written consent of the other party hereto.

             7.11 Expenses. Each party shall bear its own expenses incurred with respect to the preparation of this Agreement and the Other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

             IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first written above.

                                   BUYER:
                                   ------

                                   GLOWPOINT, INC.


                                   By:   /s/ David C. Trachtenberg
                                         -------------------------
                                         Name:   David C. Trachtenberg
                                         Title:  President and Chief Executive
                                                 Officer

                                   SELLER:
                                   -------

                                   TANDBERG, INC.


                                   By:  /s/ Brad Johnston
                                        -----------------
                                        Name:    Brad Johnston
                                        Title:   President